EXHIBIT 23.1









                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Starcraft Corporation and Subsidiaries
Goshen, Indiana


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-112870, 333-28247, 333-30052, and 333-70030) and Registration
Statement on Form S-3 (No. 333-113145) of our report dated January 23, 2004, relating to the balance sheets of Wheel to Wheel, Inc. as of September 30, 2003 and 2002, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2003 included in the Report on Form 8-K/A of Starcraft Corporation dated March 31, 2004.


                                                /s/ Crowe Chizek and Company LLC


                                                Crowe Chizek and Company LLC


Elkhart, Indiana
March 31, 2004